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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported) June 10, 1999.

                        Broughton Foods Company
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              (Exact name of registrant as specified in its charter)

     Ohio                          0-23429                      31-4135-025
(State or other juris-       (Commission File No.)         (IRS Employer Identi-
diction of corporation)                                        fication No.)

210 N. Seventh Street
P.O. Box 656
Marietta, Ohio                                                   45750-0656
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code             (740) 373-4121
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                                Not Applicable
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             (Former name or former address, if changes since last report)




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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets

        On June 10, 1999, Broughton Foods Company ("Broughton"), an Ohio corporation, announced that at a special shareholders meeting held June 10, 1999, its shareholders voted to approve and adopt the Agreement and Plan of Merger dated as of September 10, 1998, among Suiza Foods Corporation, Broughton and a wholly owned subsidiary of Suiza, as amended by Amendment No. 2 to Agreement and Plan of Merger dated as of April 28, 1999 (the "Amended Merger Agreement"). With approximately 79% of all outstanding Broughton shares voting, the merger was approved by over 99% of those shares voting.

        The Amended Merger Agreement provides that Broughton will be merged with the Suiza subsidiary in exchange for receipt of $16.50 cash per Broughton share to Broughton shareholders, other than 5 Broughton directors and certain of their related interests who are parties to a separate Stock Purchase Agreement with Suiza.

        The related Stock Purchase Agreement dated as of January 18, 1999 between Suiza, Broughton and 5 Broughton directors and certain of their related interests, amended as of April 28, 1999, provides that the price at which these shareholders will sell 2,000,000 shares to Suiza at completion of the merger is $11.25 per share, plus the contingent right to receive $1.25 per share if certain conditions are satisfied.


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        Suiza and Broughton have scheduled a closing of the transaction for June
22, 1999, contingent upon satisfaction of certain customary conditions contained in the Amended Merger Agreement.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            BROUGHTON FOODS COMPANY
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                                                  (Registrant)

                                    /s/ Todd R. Fry
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Date: June 10, 1999                 Todd R. Fry, Chief Financial Officer



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